EXHIBIT 99.1

April 30, 2024

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Declares Special Dividend on Common Shares

MIDLAND, TX – 04/30/2024 – Mexco Energy Corporation (NYSE American: MXC) announced today that its Board of Directors declared a regular annual cash dividend of $0.10 per common share. The dividend is payable June 4, 2024 to the stockholders of record at the close of business on May 21, 2024.

The Company’s Board of Directors also authorized the use of up to $1,000,000 to repurchase shares of the Company’s common stock, par value $0.50, for the treasury account. This authorization replaces the previously authorized $1,000,000 common stock repurchase program which had $414,964 remaining at the time it was replaced. During the year ended March 31, 2024, the Company repurchased 50,101 shares at an average price of $11.68 per share.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

Dividends are authorized and determined by the Company’s Board of Directors in its sole discretion. Decisions regarding the payment of dividends are subject to a number of considerations at the time, including without limitation, the Company’s liquidity and capital resources, the Company’s results of operations and anticipated future results of operations, the level of cash reserves the Company maintains to fund future capital expenditures or other needs, and other factors that the Board of Directors deems relevant. The Company can provide no assurance that dividends will be authorized or declared in the future or the amount of any future dividends.

Amount authorized for the repurchase program is determined by the Company’s Board of Directors in its sole discretion. Under Mexco Energy Corporation’s common stock repurchase program, the Company may repurchase shares in accordance with applicable securities laws. The stock repurchase program does not have an expiration date and may be modified, suspended or terminated at any time by the Board of Directors.

For additional information, please contact: Tammy L. McComic, President and Chief Financial Officer, at Mexco Energy Corporation, (432) 682-1119.